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                                                      OMB APPROVAL
                                            ----------------------------------
           UNITED STATES                          OMB Number: 3235-0145
 SECURITIES AND EXCHANGE COMMISSION         ----------------------------------
      Washington, D.C. 20549                Expires: February 29, 2009
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                                  -------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-102)
                                (Amendment No. 4)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934



                               PNG Ventures, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69350G303
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                         Sandell Asset Management Corp.
                               40 West 57th Street
                                   26th Floor
                               New York, NY 10019
                   Attention: Richard Gashler, General Counsel
                                  212-603-5700

                                 With a Copy to:
                               Eleazer Klein, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10019
                                  212-756-2000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                November 12, 2008
                                -----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                              (Page 1 of 10 Pages)

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 2 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg PNG Investments LLC
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86% (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 3 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg Master Investments Ltd.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              WC
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common
                          Stock (See Item 4 below)
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See
              Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86% (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 4 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Sandell Asset Management Corp.
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Cayman Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common
                          Stock (See Item 4 below)
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See
              Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86% (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 5 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg International Limited
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common
                          Stock (See Item 4 below)
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See
              Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86%  (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 6 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Castlerigg International Holdings Limited
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common
                          Stock (See Item 4 below)
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See
              Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86% (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 7 of 10 Pages
----------------------------                        ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON

              Thomas E. Sandell
------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) |_|  (b) |X|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS

              AF
------------- -----------------------------------------------------------------
     5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
              TO ITEMS 2(d) or 2(e)     |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Sweden
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

   SHARES                 0
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

   OWNED 1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common
                          Stock (See Item 4 below)
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

 REPORTING                0
              ----------- -----------------------------------------------------
  PERSON      10          SHARED DISPOSITIVE POWER
                          $55,928.57 principal amount of a 12% Convertible
                          Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See Item 4 below)
   WITH
                          200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior
                          Secured Convertible Exchangeable Note or Series B
                          Senior Secured Convertible Exchangeable Note of
                          Earth Biofuels, Inc. (See Item 4 below)

                          5,600,000 shares of Common Stock (See Item 4 below)

                          $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

                          Warrants exercisable into 797,059 shares of Common Stock (See Item 4 below)

------------- ----------- -----------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,400,000 shares of Common Stock pursuant to irrevocable proxy of Earth Biofuels, Inc. (includes the 200,000 shares of Common Stock issuable upon either the exchange of the Amended and Restated Senior Secured Convertible Exchangeable Note or Series B Senior Secured Convertible Exchangeable Note of Earth Biofuels, Inc.) (See Item 4 below)

              5,600,000 shares of Common Stock (See Item 4 below)

              $55,928.57 principal amount of a 12% Convertible Promissory Note of Issuer convertible into 621,429 shares of Common Stock (See
              Item 4 below)

              $3,188,235 principal amount of 15% Subordinated Convertible Promissory Notes of Issuer convertible into 318,824 shares of Common Stock (See Item 4 below)

              Warrants exercisable into 797,059 shares of Common Stock (See
              Item 4 below)

------------- -----------------------------------------------------------------
     12       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
              SHARES |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

              66.86% (See Item 4 below)
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
------------- -----------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 8 of 10 Pages
----------------------------                        ----------------------------

     Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 3") amends the Schedule 13D filed on July 10, 2008 [File Number 005-84091] (the "Original Schedule 13D"), as amended by the Schedule 13D/A filed on August 8, 2008 (the "Amendment No. 1"), as amended by the Schedule 13D/A filed on August 23, 2008 (the "Amendment No. 2"), and as amended by the Schedule 13D/A Filed on October 22, 2008 (the "Amendment No. 3."), and the Original
Schedule 13D as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3, the "Amended Schedule 13D").

     This Amendment No. 4 is being filed by Castlerigg PNG Investments LLC, a Delaware limited liability company ("Castlerigg LLC"); Castlerigg Master Investments Ltd., a British Virgin Islands company ("Castlerigg Master Investments"); Sandell Asset Management Corp., a Cayman Islands exempted company ("SAMC"); Castlerigg International Limited, a British Virgin Islands company ("Castlerigg International"); Castlerigg International Holdings Limited, a British Virgin Islands company ("Castlerigg Holdings"); and Thomas E. Sandell ("Sandell"). Castlerigg LLC, Castlerigg Master Investments, SAMC, Castlerigg International, Castlerigg Holdings, and Sandell are collectively referred to herein as the "Reporting Persons". The filing of this statement on Schedule 13D/A and any future amendments hereto, and the inclusion of information herein and therein, shall not be construed as an admission that any of the Reporting Persons, for the purpose of Section 13(d) of the Act or otherwise, is the beneficial owner of any shares of Common Stock.

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The agreement among the Reporting Entities to file jointly (the "Joint Filing Agreement") was filed as Appendix II to the Original Schedule 13D.

ITEM 4.       PURPOSE OF TRANSACTION

Item 4 of the Amended Schedule 13D is being amended by adding the following:

     On November 12, 2008, Castlerigg LLC delivered to EBOF the Exchange Notice attached hereto as Exhibit 17 (the "Exchange Notice"), whereby Castlerigg LLC elected to exchange $1,000,000 in principal amount of its Amended EBOF-Castlerigg Note for 100,000 of the PNG Exchange Shares (the "Additional Exchange"). The Exchange and the Additional Exchange are being consummated concurrently with this filing. Immediately following the consummation of the Exchange and the Additional Exchange, Castlerigg LLC will have exchanged $56,000,000 in principal amount of its Amended EBOF-Castlerigg Note for 5,600,000 of the PNG Exchange Shares and the number of shares of Common Stock subject to the Proxy shall automatically be reduced to 1,400,000 in accordance with its terms.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 of the Amended Schedule 13D is being amended by adding the following:

On November 12, 2008, Castlerigg LLC delivered to EBOF the Exchange Notice attached hereto as Exhibit 17, whereby Castlerigg LLC elected to exchange $1,000,000 in principal amount of its Amended EBOF-Castlerigg Note for 100,000 of the PNG Exchange Shares. The Exchange and the Additional Exchange are being consummated concurrently with this filing. Immediately following the consummation of the Exchange and the Additional Exchange, Castlerigg LLC will have exchanged $56,000,000 in principal amount of its Amended EBOF-Castlerigg Note for 5,600,000 of the PNG Exchange Shares and the number of shares of Common Stock subject to the Proxy shall automatically be reduced to 1,400,000 in accordance with its terms.

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 9 of 10 Pages
----------------------------                        ----------------------------

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS

Item 7 of the Amended Schedule 13D is being amended by adding the following:

17. Exchange Notice, dated as of November 12, 2008, delivered by Castlerigg LLC to EBOF.

            [The remainder of this page is intentionally left blank]

----------------------------                        ----------------------------
CUSIP No.  69350G303            SCHEDULE 13D        Page 10 of 10 Pages
----------------------------                        ----------------------------

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: November 14, 2008

            CASTLERIGG PNG INVESTMENTS LLC
            By: Castlerigg Master Investments Ltd.,
                its managing member and sole member
            By: Sandell Asset Management Corp.,
                its Investment Manager

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            CASTLERIGG MASTER INVESTMENTS LTD.
            By: Sandell Asset Management Corp.,
                its Investment Manager

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            SANDELL ASSET MANAGEMENT CORP.

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            CASTLERIGG INTERNATIONAL LIMITED
            By: Sandell Asset Management Corp.,
                its Investment Manager

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED
            By: Sandell Asset Management Corp.,
                its Investment Manager

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell, Chief Executive Officer


            THOMAS E. SANDELL

            By: /s/ Thomas E. Sandell
                ---------------------
                Thomas E. Sandell

Exhibit 15

                                   EXHIBIT II



                              EARTH BIOFUELS, INC.

                                 EXCHANGE NOTICE


Reference is made to the Amended and Restated Senior Secured Exchangeable Convertible Note (the "NOTE") issued to the undersigned by Earth Biofuels, Inc. (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to exchange the Exchange Amount (as defined in the Note) of the
Note indicated below into shares of PNG Shares (as defined in the Note).

Date of Exchange:                             November 12, 2008
                                              ----------------------------------
Aggregate Exchange Amount to be exchanged:    $1,000,000
                                              ----------------------------------
Please confirm the following information:
Exchange Price:                               $10.00
                                              ----------------------------------
Number of shares of PNG Shares to be issued:  100,000
                                              ----------------------------------
Notwithstanding anything to the contrary contained herein, if the Holder is subject to Section 4(d) of the Note, this Exchange Notice shall constitute a representation by the Holder of the Note submitting this Exchange Notice that, after giving effect to the exchange provided for in this Exchange Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person's affiliates) of a number of PNG Shares which exceeds the Maximum Percentage of the total outstanding PNG Shares as determined pursuant to the provisions of Section 4(d)(i) of the Note. Please issue the PNG Shares into which the Note is being exchanged in the following name and to the following address:

Issue to:           Castlerigg Master Investments Ltd.
                    ------------------------------------------------------------
                    c/o Sandell Asset Management
                    ------------------------------------------------------------
                    40 West 57th Street
                    ------------------------------------------------------------
                    New York, NY 10019
                    ------------------------------------------------------------
Facsimile Number:   (212) 603-5710
                    ------------------------------------------------------------
Authorization:      /s/ Patrick T. Burke
                    ------------------------------------------------------------
By:                 Patrick T. Burke
                    ------------------------------------------------------------
Title:              Senior Managing Director of Sandell Asset Management Corp.,
                    as investment manager to Castlerigg Master Investments Ltd.
                    ------------------------------------------------------------
Dated:
                    ------------------------------------------------------------
Account Number:     Credit Suisse DTC 355
                    ------------------------------------------------------------
  (if electronic book entry transfer)
Transaction Code Number:
                         -------------------------------------------------------
  (if electronic book entry transfer)